Exhibit (a)(5)(L)

From: DocuSign via tender@bluebirdbio.com

To: MorganStanley distribution list

Subject: Action from bluebird bio: Complete tender election form

Hello,

You are receiving this notification because our records indicate that you currently hold shares of bluebird bio, Inc. (“bluebird”) stock in a Shareworks account. All stockholders of bluebird are receiving instructions on how to tender the shares they hold into the tender offer (the “Tender Offer”) in connection with the acquisition agreement announced on February 21, 2025 between bluebird and funds managed by global investment firms Carlyle and SK Capital.

As a reminder:

•

bluebird’s Board of Directors unanimously approved the agreement to be acquired by funds managed by global investment firms Carlyle and SK Capital and recommends that stockholders tender their shares into the Tender Offer.

•	The expiration date for the Tender Offer is April 18, 2025. Stockholders will not need to re-tender if the deadline is extended further.

•

Only RSUs and/or PSUs that are vested can be tendered. As shared previously, currently held unvested RSUs and PSUs subject only to service-vesting conditions will be accelerated at closing. You do not need to take any action with regard to these RSUs and PSUs.

Tendering is discretionary, and tendered shares may be withdrawn at any time prior to the expiration of the Tender Offer. If you do not complete this form, the shares you hold in Shareworks will not be tendered into the Tender Offer. Additional instructions are below. Email tender@bluebirdbio.com prior to the expiration of the Tender Offer if you wish to withdraw your tender.

Please reach out to tender@bluebirdbio.com with any questions.

Joe Vittiglio

Chief Legal Officer

bluebird bio

How to tender shares:

•	Follow the prompts in the email to open the form in DocuSign

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Your name and the number of shares you hold in each of the three bluebird plans in Shareworks as of April 9, 2025 will be pre-populated in the form. You can tender all, none, or a portion of your shares.

•	To tender all shares, simply sign and submit the form.

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If you wish to tender a different number of shares, please write in the number of shares you want to tender in each box labeled “Other:” before signing the form. You can confirm the number of shares you hold in each of the three bluebird plans (Employee Stock Purchase Plan, Vested Restricted Awards, and/or bluebird Employee Stock Purchase Plan) by logging into your Shareworks account.

•	Once you sign and submit the form your response will be automatically recorded. Please download a copy for your records.

•	If you take no action, your shares will not be tendered.

Additional Information and Where to Find It

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird. The solicitation and the offer to buy shares of bluebird’s common stock is being made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials, that were filed by Parent and Merger Sub with the SEC on March 7, 2025. In addition, bluebird has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on March 7, 2025. The tender offer materials and the Solicitation/Recommendation statement, as they may be amended from time to time, contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer. Investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, copies of these materials and other documents by calling Innisfree M&A Incorporated, the information agent for the Offer, toll-free at (877) 825-8793 for stockholders or by calling collect at (212) 750-5833 for banks or brokers.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.